Exhibit 99.1

Contact:

ImmunoCellular Therapeutics, Ltd.

Investor Relations

Jane Green

415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

ImmunoCellular Therapeutics, Ltd. Announces Proposed Public Offering of

Common Stock and Warrants

Los Angeles, CA – October 17, 2012 – ImmunoCellular Therapeutics, Ltd. (NYSE MKT: IMUC) today announced that it intends to offer shares of its common stock and warrants in an underwritten public offering. The Company also expects to grant the underwriters a 30-day option to purchase additional shares of common stock and warrants to cover over-allotments, if any. Lazard Capital Markets LLC is acting as sole book-running manager for the offering. While the offering is expected to price before 9:30 am EDT on October 18, 2012, the offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

A registration statement relating to the common stock and warrants in this offering has been filed with, and declared effective by the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement relating to the offering will be filed with the SEC. Copies of the preliminary prospectus supplement relating to these securities may be obtained from Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular has commenced a Phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor-associated antigens for glioblastoma.